Exhibit 20

                                     Amincor
                     1350 Avenue of the Americas, 24th Floor
                               New York, NY 10019



February 26, 2013

Dear Amincor, Inc. Shareholder:

I am writing to inform you that on January 3, 2013, the Financial Industry Regulatory Authority ("FINRA") cleared Janney Montgomery Scott LLC's ("Janney") request for an unpriced quotation in OTC Link for Amincor's Class B Common Stock and on January 7, 2013, FINRA cleared Janney's request for an unpriced quotation in OTC Link for Amincor's Class A Common Stock.

Amincor's management is working with Janney to complete the remaining necessary steps in order to get the Class A and Class B Common shares quoted on the OTC Link. Barring any unforeseen circumstances, Amincor's management anticipates the process will be completed in the next fourteen (14) days.

Amincor, Inc.'s management will continue to file its necessary SEC disclosures and keep shareholders reasonably apprised of any new developments.

All required Amincor, Inc. SEC filings may be viewed at:

http://www.sec.gov/cgi-bin/browse-edgar?company=amincor&match=&CIK=&filenum=&
State=&Country=&SIC=&owner=exclude&Find=Find+Companies&action=getcompany

If you have any further suggestions or alternative liquidity options, please contact Amincor, Inc.'s management at:

     Amincor, Inc.
     1350 Avenue of the Americas, 24th Floor
     New York, NY 10019
     (212) 755 - 3636

Sincerely,


John R. Rice, III
President